Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 33-72654, 333-48605 and 333-79567) of Tofutti Brands Inc. of our report dated March 26, 2009, with respect to the financial statements of Tofutti Brands Inc., included in the Annual Report on Form 10-K for the year ended December 27, 2008.

/s/ Amper, Politziner & Mattia, LLP

Edison, New Jersey
March 26, 2009